UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2006

ROYAL FINANCIAL, INC.
(Exact name of Registrant as specified in its charter)

____________________________

Delaware	000-51123	20-1636029
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
9226 South Commercial Avenue Chicago, IL		60017 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (773) 768-4800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 18, 2006, Royal Financial, Inc. (the “Company”) and its subsidiary, Royal Savings Bank (the “Bank”), entered into an employment agreement dated as of February 21, 2006, with Leonard Szwajkowski, Senior Vice President and Chief Financial Officer of the Company and the Bank.

The initial term of the agreement expires on January 20, 2008, and, subject to board of director approval, will be renewed for successive one-year terms, unless either party gives 90 days’ advance notice of an intention to terminate the agreement. The agreement provides for an annual base salary of $100,000, which will be increased to $105,000 effective July 1, 2006, subject to review from time to time, and may be further increased when and to the extent the board of directors, in its discretion, determines. Mr. Szwajkowski may receive a discretionary bonus to the extent determined by the board of directors and will be entitled to participate in the Company’s equity incentive plans and benefit plans and other fringe benefits available to the Bank’s executive officers.

Under the agreement, Mr. Szwajkowski’s employment may be terminated at any time for “cause,” as defined in the agreement. In this case, or if he resigns without “good reason,” the agreement will immediately terminate, and he would be entitled only to unpaid benefits accrued during the term of his employment. If Mr. Szwajkowski chooses to resign with good reason, or the Bank chooses to terminate his employment without cause, he also will be entitled to receive severance in the amount equal to 100% of his then-current base annual salary, plus the average of the sum of the bonuses he earned during the previous three years, in addition to a pro rata bonus for the year of termination based on the prior year’s bonus amount, if any.

In the event that Mr. Szwajkowski is terminated after a change in control (as defined in the agreement) of the Company, he will be entitled to a lump sum payment equal to two times the sum of (1) his annual base salary; (2) the greater of (a) his bonus amount, if any, for the prior year or (b) his average bonus, if any, for the three preceding years; and (3) the sum of the contributions that the Bank would have made to him during the year under benefit plans and the annual value of any other executive perquisites.

The agreement contains certain non-competition and nonsolicitation provisions that, subject to certain exceptions, prohibit Mr. Szwajkowski from engaging in any business that provides banking products and services or that otherwise competes with the Company or the Bank within a 20 mile radius of any of the Company’s or its subsidiaries’ locations, or soliciting, either for his own account or for the benefit of any entity located within a 20 mile radius, any clients or employees of the Company or its subsidiaries. These non-competition and nonsolicitation provisions will remain in effect for a period of one year after the termination of his employment.

The preceding description of Mr. Szwajkowski’s employment agreement is a summary of the material terms of the agreement and does not purport to be complete, and is qualified in its entirety by reference to the agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

Item 5.02(c). Departure of Directors or Principal Officers; Election of Directors;
  Appointment of Principal Officers.

On April 18, 2006, the Company announced that Leonard Szwajkowski had been named Senior Vice President and Chief Financial Officer of the Company and the Bank. As previously reported, Mr. Szwajkowski joined the Company on February 13, 2006 as Senior Vice President - Finance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL FINANCIAL, INC. (Registrant)

Date: April 24, 2006	By:	/s/ Donald A. Moll
Name: Donald A. Moll
Title: President and Chief Executive Officer